Federal Home Loan Bank of Des Moines
news release

FOR IMMEDIATE RELEASE
Date: July 29, 2015
Contact: Kayla Breja
515.281.1156
kbreja@fhlbdm.com

FHLB Des Moines Reports Second Quarter
2015 Preliminary Unaudited Financial Results

Bank Publishes First Earnings Release Following the Merger with Federal Home Loan Bank of Seattle

(Des Moines, Iowa) - The Federal Home Loan Bank of Des Moines (the Bank) today released preliminary unaudited financial highlights for the quarter ended June 30, 2015. The Bank expects to file its Second Quarter 2015 Form 10-Q with the Securities and Exchange Commission (SEC) on or about August 10, 2015.

Merger

Effective May 31, 2015, the Bank and the Federal Home Loan Bank of Seattle (Seattle Bank) completed the previously announced merger (the Merger) pursuant to the definitive merger agreement, dated September 25, 2014. At closing, the Seattle Bank merged with and into the Des Moines Bank, with the Des Moines Bank surviving the Merger as the continuing bank. The first date of operations for the combined Bank was June 1, 2015.

The combined Bank remains a member-owned and member-centric cooperative, focused on helping its members strengthen their institutions to better serve their customers and communities. The Bank now provides funding solutions and liquidity to nearly 1,500 member financial institutions in 13 states and three U.S. Pacific territories. The headquarters remain in Des Moines with a western regional office in Seattle. For additional information on the Merger, refer to the Form 8-K filed with the SEC on June 1, 2015.

The operations of the merged Seattle Bank have been included in the financial statements since June 1, 2015. The Merger had a significant impact on all aspects of the Bank's financial condition, results of operations, and cash flows. As a result, financial results for the current period are not directly comparable to financial results prior to the Merger.

Operating Results

For the three and six months ended June 30, 2015, the Bank recorded net income of $21.0 million and $55.6 million compared to $27.0 million and $64.0 million for the same periods in 2014. The Bank's net income was primarily driven by net interest income, other income (loss), and other expense.

The Bank's net interest income totaled $79.7 million and $148.2 million for the three and six months ended June 30, 2015 compared to $60.3 million and $112.7 million for the same periods last year. The increase was primarily due to an increase in interest income resulting from higher average advance and mortgage-backed security volumes. The Bank's net interest margin was 0.30 percent and 0.29 percent during the three and six months ended June 30, 2015 compared with 0.32 percent and 0.31 percent for the same periods last year.

The Bank's other income (loss) totaled $0.2 million and ($9.3) million for the three and six months ended June 30, 2015 compared to ($14.6) million and ($11.2) million for the same periods last year. The primary drivers of other income (loss) were net gains (losses) on derivatives and hedging activities and net gains (losses) on trading securities, as described below.

The Bank utilizes derivative instruments to manage interest rate risk, including mortgage prepayment risk. Accounting rules require all derivatives to be recorded at fair value and therefore the Bank may be subject to income statement volatility. During the three months ended June 30, 2015, the Bank recorded net gains of $29.4 million on derivatives and hedging activities through other income (loss) compared to net losses of $38.9 million during the same period last year. During the six months ended June 30, 2015, the Bank recorded net losses of $1.5 million on derivatives and hedging activities compared to net losses of $62.0 million during the same period last year. These fair value changes were primarily attributable to the impact of changes in interest rates on interest rate swaps the Bank utilizes to hedge its investment securities portfolio.

Trading securities are recorded at fair value with changes in fair value reflected through other income (loss). During the three months ended June 30, 2015, the Bank recorded net losses on trading securities of $27.1 million compared to net gains of $22.3 million for the same period in 2014. During the six months ended June 30, 2015, the Bank recorded net losses on trading securities of $8.2 million compared to net gains of $46.5 million for the same period in 2014. These changes in fair value were primarily due to the impact of interest rates and credit spreads on the Bank's fixed rate trading securities and were offset by changes in fair value on derivatives that the Bank utilizes to economically hedge these securities.

Other expenses totaled $56.0 million and $76.1 million for the three and six months ended June 30, 2015 compared to $15.7 million and $30.7 million for the same periods last year. The increase was primarily due to merger related expenses of $33.1 million and $35.4 million for the three and six months ended June 30, 2015. Merger related expenses primarily included compensation and benefit expenses and expenses related to the Merger transaction and integration.

Balance Sheet Highlights

The Bank's total assets increased to $118.8 billion at June 30, 2015 from $95.5 billion at December 31, 2014 due primarily to an increase in investments and advances as a result of the Merger. Long-term investments increased $15.9 billion due to the acquisition of investment securities as a result of the Merger. Short-term investments increased $3.8 billion due primarily to the purchase of money market investments, including secured resale agreements, needed to manage the Bank's liquidity position. Advances increased $3.0 billion primarily due to $9.2 billion of advances acquired as a result of the Merger, partially offset by a decrease in borrowings from a large depository institution.

The Bank's total liabilities increased to $113.8 billion at June 30, 2015 from $91.2 billion at December 31, 2014 due primarily to consolidated obligations assumed as a result of the Merger. Total capital increased to $5.0 billion at June 30, 2015 from $4.3 billion at December 31, 2014 as a result of the Merger. The increase was primarily due to an increase of $416.2 million in capital stock outstanding and $246.5 million of additional capital from merger.

The Bank recognized net assets acquired from the Seattle Bank by recording the par value of capital stock issued in the transaction as capital stock, with the remaining portion of net assets acquired being reflected in a new capital account captioned as “additional capital from merger.” This balance primarily represents the amount of Seattle Bank’s closing retained earnings balance, adjusted for fair value and other purchase accounting adjustments, and identified intangible assets. The Bank treats this additional capital from merger as a component of total capital for regulatory capital purposes and, subject to the Board of Directors' discretion and applicable regulatory requirements, plans to distribute dividends to the Bank’s members from this account until the additional capital from merger balance is depleted.

Additional financial information will be provided in the Bank's Second Quarter 2015 Form 10-Q available at www.fhlbdm.com or www.sec.gov on or about August 10, 2015.

Dividend

In August, the Board of Directors is scheduled to review and approve the second quarter 2015 dividend. A dividend announcement is expected on or about August 10, 2015.

Federal Home Loan Bank of Des Moines Financial Highlights (unaudited)
	June 30,	December 31,
Statements of Condition (dollars in millions)	2015	2014
Advances	$68,181	$65,168
Investments	42,754	23,079
Mortgage loans held for portfolio, net	7,029	6,562
Total assets	118,758	95,524
Consolidated obligations	112,202	90,135
Mandatorily redeemable capital stock	119	24
Total liabilities	113,773	91,212
Capital stock - Class B putable	3,885	3,469
Additional capital from merger	246	—
Retained earnings	726	720
Accumulated other comprehensive income	128	123
Total capital	4,985	4,312
Total regulatory capital[1]	4,976	4,213

1    Total regulatory capital includes capital stock, mandatorily redeemable capital stock, additional capital from merger, and retained earnings.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Operating Results (dollars in millions)	2015	2014	2015	2014
Net interest income	$79.7	$60.3	$148.2	$112.7
Provision (reversal) for credit losses on mortgage loans	0.5	—	0.9	(0.3)
Other income (loss)	0.2	(14.6)	(9.3)	(11.2)
Other expense	56.0	15.7	76.1	30.7
Total assessments	2.4	3.0	6.3	7.1
Net income	21.0	27.0	55.6	64.0
Performance Ratios
Net interest margin	0.30%	0.32%	0.29%	0.31%
Return on average equity	1.85%	3.02%	2.54%	3.68%
Return on average capital stock	2.32%	3.90%	3.18%	4.75%
Return on average assets	0.08%	0.14%	0.11%	0.17%
Regulatory capital ratio	4.19%	4.46%	4.19%	4.46%

The selected financial data above should be read in conjunction with the financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Bank's Second Quarter 2015 Form 10-Q expected to be filed on or about August 10, 2015 with the SEC.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank's operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized.

The Bank is a wholesale cooperative bank that provides low-cost, short- and long-term funding and community lending to nearly 1,500 members, including commercial banks, thrifts, credit unions, insurance companies, industrial loan corporations, and community development financial institutions. The Bank is wholly owned by its members and receives no taxpayer funding. The Bank serves Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, and the U.S. Pacific territories of American Samoa, Guam, and the Commonwealth of the Northern Mariana Islands. The Bank is one of eleven regional Banks that make up the Federal Home Loan Bank System.